EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED MARCH 25, 2020

Paychex, Inc. Reports Third Quarter Results

March 25, 2020

Third Quarter Fiscal 2020 Highlights

•	Total revenue increased 7% to $1.1 billion.
•	Operating income increased 10% to $470.1 million.
•	Net income and adjusted net income(1) each increased 9% to $354.5 million and $351.2 million, respectively.
•	Diluted earnings per share and adjusted diluted earnings per share(1) each increased 9% to $0.98 per share and $0.97 per share, respectively.

(1)Adjusted net income and adjusted diluted earnings per share are not United States (“U.S.”) generally accepted accounting principles (“GAAP”) measures.  Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable U.S. GAAP measures of net income and diluted earnings per share.

Rochester, N.Y., (March 25, 2020) — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (Nasdaq:PAYX) today announced total revenue of $1.1 billion for the three months ended February 29, 2020 (the “third quarter”), an increase of 7% compared to the same period last year. Oasis Outsourcing Group Holdings, L.P. (“Oasis”), acquired in December 2018, contributed approximately 1% to the growth in total revenue compared to the same period last year. Net income and diluted earnings per share each increased 9% to $354.5 million and $0.98 per share, respectively, for the  third quarter. Adjusted net income and adjusted diluted earnings per share, both non-GAAP measures, each increased 9% to $351.2 million and $0.97 per share,  respectively, for the third quarter.

Martin Mucci, President and Chief Executive Officer, commented, “During the third quarter, we experienced solid growth across our major business lines. We are benefiting from the investments we’ve made in both expanding our product offerings, like Pay-on-Demand, and our technology and mobile app enhancements. We realized continued momentum in the mid-market space and achieved record-level retention rates across many of our services.”

Mucci added, “We continue to invest in innovative solutions that help our customers better manage their time and talent, drive business growth, and streamline internal processes to support increasingly complex human resource (“HR”) needs and evolving employee expectations. Results for the third quarter largely predate the disruption caused by the COVID-19 outbreak. We are taking actions to maintain the safety of our employees and mitigate the impacts of this disruption on our clients. We believe the product solutions we have added over the last 18 months will also benefit clients as we help them navigate the unprecedented challenges of COVID-19 and its impact on their employees and their business.  Whether it's using HR Conversations, which allows employers to two-way message their remote workers through our mobile Flex® app or Pay-on-Demand that allows employers more flexibility to quickly pay employees for variable shifts, Paychex has made the investments that will support clients in this difficult environment.

In addition, our Paychex Flex Help Center provides users access to training resources and how-to tutorials within the application itself, using natural language processing and predictive learning to deliver a more tailored experience. Help Center integrates with Paychex Flex Assistant, our award-winning customer service chatbot, which provides a personalized service experience. And, as the industry’s largest provider of 401(k) recordkeeping services, we believe we are well-positioned to help businesses understand and navigate the Setting Every Community Up for Retirement Enhancement (SECURE) Act, enacted in December 2019 to incentivize employers to offer retirement savings plans, and to help them determine the best way to maximize the benefits provided.”

Management Solutions revenue was $850.0 million for the third quarter, a 6% increase compared to the same period last year. The increase was primarily driven by increases in our client base and growth in revenue per client, which improved as a result of higher price realization and increased penetration of our suite of solutions, particularly retirement services, time and attendance, and HR outsourcing.

Professional employer organization (“PEO”) and Insurance Solutions revenue was $271.5 million for the third quarter, an increase of 10% compared to the same period last year. The increase was driven by growth in clients across our PEO business.  Insurance Solutions revenue benefited from an increase in the number of health and benefit clients and applicants, offset by the impact of softness in the workers’ compensation market as rates have declined.

Interest on funds held for clients decreased 7% to $21.2 million for the third quarter, compared to the same period last year. The decrease resulted from lower average interest rates earned, partially offset by higher average investment balances and realized gains. Funds held for clients average investment balances were impacted by wage inflation and increases within our client base, offset by changes in client base mix and timing of collections and remittances.

Average investment balances and interest rates are summarized below:

	For the three months ended			For the nine months ended
	February 29,	February 28,		February 29,	February 28,
$ in millions	2020	2019	Change	2020	2019	Change
Average investment balances:
Funds held for clients	$4,454.3	$4,377.9	2%	$3,975.0	$3,909.6	2%
Corporate cash equivalents and investments	$837.9	$793.4	6%	$829.5	$830.4	—%

Average interest rates earned (exclusive of net realized gains/(losses)):
Funds held for clients	1.9%	2.1%		2.0%	2.0%
Corporate cash equivalents and investments	1.5%	1.6%		1.7%	1.5%

Total net realized gains/(losses)	$0.6	$0.1		$2.4	$(0.1)

Total expenses increased 5% to $672.6 million for the third quarter compared to the same period last year.  Increases in compensation-related costs and PEO direct insurance costs contributed to total expense growth for the third quarter,  partially driven by the acquisition of Oasis.

Operating income increased 10% to $470.1 million for the third quarter compared to the same period last year. Operating margin was 41.1% for the third quarter, compared to 40.1% for the same period last year. Earnings before interest, taxes, depreciation, and amortization (“EBITDA”)(1) increased 8% to $520.5 million for the third quarter and EBITDA margin(1) was 45.6% for the third quarter,  compared to 45.0% for the same period last year.

(1)EBITDA and EBITDA margin are not U.S. GAAP measures. Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable U.S. GAAP measure of net income.

Other expense,  net for the third  quarter of $5.9 million includes interest expense related to our long-term borrowings.

Our effective income tax rate was 23.6% for the third quarter compared to 23.7% for the same period last year. The effective income tax rates in both periods were impacted by the recognition of net discrete tax benefits related to employee stock-based compensation payments.

Year-To-Date Fiscal 2020 Highlights

The highlights for the nine months ended February 29, 2020 (the “nine months”) are as follows:

•	Total revenue increased 12% to $3.1 billion.
•	Operating income increased 10% to $1.2 billion.
•	Net income increased 9% to $877.4 million, and adjusted net income(1) increased 8% to $862.6 million.
•	Diluted earnings per share increased 9% to $2.43 per share, and adjusted diluted earnings per share(1) increased 8% to $2.39 per share.

(1)Adjusted net income and adjusted diluted earnings per share are not U.S. GAAP measures.  Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable U.S. GAAP measures of net income and diluted earnings per share.

Financial Position and Liquidity

Our financial position as of February 29, 2020 remained strong with cash, restricted cash, and total corporate investments of $930.4 million.  Total short-term and long-term borrowings, net of debt issuance costs, were $847.9 million as of February 29, 2020.  Our positive cash flows have historically allowed us to support our business and to pay substantial dividends to our stockholders.  We currently anticipate that cash, restricted cash, and total corporate investments as of February 29, 2020,  along with projected operating cash flows and available short-term financing, will support our normal business operations, capital purchases, share repurchases, and dividend payments for the foreseeable future. Given the uncertainty in the rapidly changing market and economic conditions related to the COVID-19 outbreak, we will continue to evaluate the nature and extent of the impact to our business and financial position.

Cash flows from operations were $1.1 billion for the nine months, an increase of 3% from the same period last year. The increase in our operating cash flows was the result of higher net income,  offset by timing fluctuations in operating assets and liabilities.

During the nine months, we repurchased 2.0 million shares of our common stock for a total of $171.9 million.  In the respective prior year period, we repurchased 0.5 million shares for a total of $32.8 million.

Non-GAAP Financial Measures

	For the three months ended			For the nine months ended
	February 29,	February 28,		February 29,	February 28,
$ in millions	2020	2019	Change	2020	2019(1)	Change
Net income	$354.5	$324.6	9%	$877.4	$804.0	9%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments (2)	(3.3)	(2.2)		(14.8)	(6.0)
Revaluation of net deferred tax liabilities (3)	—	—		—	1.7
Total non-GAAP adjustments	(3.3)	(2.2)		(14.8)	(4.3)
Adjusted net income	$351.2	$322.4	9%	$862.6	$799.7	8%

Diluted earnings per share	$0.98	$0.90	9%	$2.43	$2.22	9%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments (2)	(0.01)	(0.01)		(0.04)	(0.02)
Revaluation of net deferred tax liabilities (3)	—	—		—	—
Total non-GAAP adjustments	(0.01)	(0.01)		(0.04)	(0.02)
Adjusted diluted earnings per share	$0.97	$0.89	9%	$2.39	$2.21	8%

Net income	$354.5	$324.6	9%	$877.4	$804.0	9%
Non-GAAP adjustments:
Interest expense/(income), net	6.2	3.6		18.8	(0.7)
Income taxes	109.7	101.0		268.1	253.5
Depreciation and amortization expense	50.1	53.0		158.0	125.7
Total non-GAAP adjustments	166.0	157.6		444.9	378.5
Earnings before interest, taxes, depreciation and amortization	$520.5	$482.2	8%	$1,322.3	$1,182.5	12%

(1)The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

(2)Net tax windfall benefits related to employee stock-based compensation payments recognized in income taxes.  This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.

(3)One-time tax charge that was recognized during the three months ended August 31, 2018 as a result of updated guidance on Internal Revenue Code Section 162(m).  This event is not expected to recur.

In addition to reporting net income and diluted earnings per share, which are U.S. GAAP measures, we present adjusted net income, adjusted diluted earnings per share, EBITDA, and EBITDA margin (EBITDA as a percentage of total revenue), which are non-GAAP measures.  We believe these additional measures are indicators of our core business operations performance period over period.  Adjusted net income, adjusted diluted earnings per share, EBITDA, and EBITDA margin are not calculated through the application of U.S. GAAP and are not required forms of disclosure by the Securities and Exchange Commission (“SEC”).  As such, they should not be considered as a substitute for the U.S. GAAP measures of net income and diluted earnings per share,  and, therefore, should not be used in isolation, but in conjunction with the U.S. GAAP measures.  The use of any non-GAAP measure may produce results that vary from the U.S. GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Outlook

Our outlook for the fiscal year ending May 31, 2020 (“fiscal 2020”) incorporates known and some estimated impacts related to the COVID-19 virus, including the most recent reductions in the Federal Funds rate.  The impact from the rapidly changing market and economic conditions due to COVID-19 is uncertain and could impact our results of operations and financial condition in the future. That impact could alter our guidance, which is currently as follows:

•	Management Solutions revenue is anticipated to grow approximately 4%;
•	PEO and Insurance Solutions revenue is anticipated to grow approximately 24%;
•	Interest on funds held for clients is anticipated to decline in the range of 2% to 3%;
•	Total revenue is anticipated to grow in the range of 8% to 9%;
•	Operating margin is anticipated to be approximately 36%;
•	EBITDA margin(1) for the full year fiscal 2020 is anticipated to be approximately 41%;
•	Other expense, net is anticipated to be in the range of $22 million to $24 million;
•	The effective income tax rate for fiscal 2020 is expected to be in the range of 23.5% to 24.0%;
•	Net income and diluted earnings per share are expected to grow approximately 7%; and
•	Adjusted net income(1) and adjusted diluted earnings per share(1) are expected to grow approximately 6%.

(1)    EBITDA margin, adjusted net income, and adjusted diluted earnings per share are not U.S. GAAP measures. Please refer to   the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable U.S. GAAP measures of net income and diluted earnings per share.

Quarterly Report on Form 10-Q

We anticipate filing our Quarterly Report on Form 10-Q (“Form 10-Q”) for the third quarter within the next few days, and it will be available at http://www.paychex.com/investors.  This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.

Conference Call

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for March 25, 2020 at 9:30 a.m. Eastern Time, at http://www.paychex.com/investors. The webcast will be archived for approximately one month. Our news releases, current financial information, SEC filings, and investor presentations are also accessible at http://www.paychex.com/investors.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585‑383‑3406
Media Inquiries:	Laura Saxby Lynch	585‑383‑3074

About Paychex

Paychex, Inc. (Nasdaq:PAYX) is a leading provider of integrated human capital management solutions for human resources, payroll, benefits, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by more than 45 years of industry expertise, Paychex serves approximately 670,000 payroll clients as of May 31, 2019 across more than 100 locations in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting paychex.com and stay connected on Twitter (www.twitter.com/paychex) and LinkedIn (www.linkedin.com/company/paychex).

Cautionary Note Regarding Forward-Looking Statements Pursuant to the U.S. Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “overview,” “outlook,” “guidance,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “believes,” “could be,” “targeting,” and other similar words or phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	changes in governmental regulations and policies;
•	our ability to comply with U.S. and foreign laws and regulations;
•	our ability to keep pace with changes in technology and to provide timely enhancements to our products and services;
•	our compliance with data privacy laws and regulations;
•	the possibility of cyberattacks, security vulnerabilities, and Internet disruptions, including breaches of data security and privacy leaks, data loss, and business interruptions;
•	the possibility of failure of our operating facilities, computer systems, or communication systems during a catastrophic event, including the outbreak of COVID-19;
•	the impact of COVID-19 on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business failures, specifically among our clients;

•	the impact of COVID-19 on our employees and our ability to provide services to our clients and respond to their needs;
•	the failure of third-party service providers to perform their functions;
•	the possibility that we may be subject to additional risks related to our co-employment relationship with our PEO;
•	changes in health insurance and workers’ compensation insurance rates and underlying claim trends;
•	our clients’ failure to reimburse us for payments made by us on their behalf;
•	the effect of changes in government regulations mandating the amount of tax withheld or the timing of remittances;
•	volatility in the political and economic environment;
•	risks related to acquisitions and the integration of the businesses we acquire, including integrating Oasis’ business with ours;
•	our failure to comply with covenants in our debt agreements;
•	changes in the availability of qualified people, including management, technical, compliance, and sales personnel;
•	our failure to protect our intellectual property rights;
•	the possible effects of negative publicity on our reputation and the value of our brand; and
•	potential outcomes related to pending or future litigation matters.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known as of the date of this press release, and any forward-looking statement made by us in this document speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended			For the nine months ended
	February 29,	February 28,		February 29,	February 28,
	2020	2019	Change(2)	2020	2019	Change(2)
Revenue:
Management Solutions	$850.0	$801.6	6%	$2,301.2	$2,174.7	6%
PEO and Insurance Solutions	271.5	245.8	10%	762.6	559.0	36%
Total service revenue	1,121.5	1,047.4	7%	3,063.8	2,733.7	12%
Interest on funds held for clients (1)	21.2	23.0	(7)%	61.6	58.4	6%
Total revenue	1,142.7	1,070.4	7%	3,125.4	2,792.1	12%
Expenses:
Operating expenses	340.3	325.3	5%	989.1	855.7	16%
Selling, general and administrative expenses	332.3	315.8	5%	975.4	879.6	11%
Total expenses	672.6	641.1	5%	1,964.5	1,735.3	13%
Operating income	470.1	429.3	10%	1,160.9	1,056.8	10%
Other (expense)/income, net (1)	(5.9)	(3.7)	n/m	(15.4)	0.7	n/m
Income before income taxes	464.2	425.6	9%	1,145.5	1,057.5	8%
Income taxes	109.7	101.0	9%	268.1	253.5	6%
Net income	$354.5	$324.6	9%	$877.4	$804.0	9%

Basic earnings per share	$0.99	$0.90	10%	$2.45	$2.24	9%
Diluted earnings per share	$0.98	$0.90	9%	$2.43	$2.22	9%
Weighted-average common shares outstanding	358.5	359.2		358.5	359.1
Weighted-average common shares outstanding, assuming dilution	361.0	361.6		361.1	361.6

(1)Further information on interest on funds held for clients and other (expense)/income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at  www.paychex.com.

(2)Percentage changes are calculated based on unrounded numbers.

n/m – not meaningful

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amounts)

	February 29,	May 31,
	2020	2019
ASSETS
Cash and cash equivalents	$780.0	$673.6
Restricted cash	59.3	50.6
Corporate investments	73.8	39.0
Interest receivable	26.1	27.4
Accounts receivable, net of allowance for doubtful accounts	436.3	420.5
PEO unbilled receivables, net of advance collections	384.6	406.3
Prepaid income taxes	23.6	22.6
Prepaid expenses and other current assets	250.0	233.9
Current assets before funds held for clients	2,033.7	1,873.9
Funds held for clients	4,355.7	3,803.8
Total current assets	6,389.4	5,677.7
Long-term restricted cash	7.1	6.5
Long-term corporate investments	10.2	10.2
Property and equipment, net of accumulated depreciation	403.8	408.7
Operating lease right-of-use assets, net of accumulated amortization	124.3	—
Intangible assets, net of accumulated amortization	348.0	399.1
Goodwill	1,789.8	1,782.6
Long-term deferred costs	366.5	366.3
Other long-term assets	27.8	24.9
Total assets	$9,466.9	$8,676.0

LIABILITIES
Accounts payable	$67.7	$75.9
Accrued corporate compensation and related items	115.0	146.4
Accrued worksite employee compensation and related items	567.9	578.6
Short-term borrowings	51.2	—
Deferred revenue	38.8	40.3
Other current liabilities	277.1	219.5
Current liabilities before client fund obligations	1,117.7	1,060.7
Client fund obligations	4,272.0	3,784.3
Total current liabilities	5,389.7	4,845.0
Accrued income taxes	32.6	27.3
Deferred income taxes	232.7	223.1
Long-term borrowings, net of debt issuance costs	796.7	796.4
Operating lease liabilities	105.1	13.0
Other long-term liabilities	150.3	151.7
Total liabilities	6,707.1	6,056.5

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 358.7 shares as of February 29, 2020 and 359.3 shares as of May 31, 2019	3.6	3.6
Additional paid-in capital	1,277.7	1,206.3
Retained earnings	1,433.3	1,409.5
Accumulated other comprehensive income	45.2	0.1
Total stockholders’ equity	2,759.8	2,619.5
Total liabilities and stockholders’ equity	$9,466.9	$8,676.0

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the nine months ended
	February 29,	February 28,
	2020	2019
OPERATING ACTIVITIES
Net income	$877.4	$804.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	158.0	125.7
Amortization of premiums and discounts on available-for-sale securities, net	30.7	38.8
Amortization of deferred contract costs	139.1	134.8
Stock-based compensation costs	36.5	33.6
(Benefit)/provision for deferred income taxes	(7.7)	10.7
Provision for allowance for doubtful accounts	6.0	2.1
Net realized (gains)/losses on sales of available-for-sale securities	(2.4)	0.1
Changes in operating assets and liabilities:
Interest receivable	1.3	8.5
Accounts receivable and PEO unbilled receivables, net	0.1	(110.2)
Prepaid expenses and other current assets	(15.6)	8.4
Accounts payable and other current liabilities	(26.5)	108.4
Deferred costs	(141.4)	(134.1)
Net change in other long-term assets and liabilities	(2.3)	(8.0)
Net change in operating lease right-of-use assets and liabilities	(0.5)	—
Net cash provided by operating activities	1,052.7	1,022.8
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(21,852.6)	(26,247.6)
Proceeds from sales and maturities of available-for-sale securities	22,323.4	26,784.6
Purchases of property and equipment	(91.9)	(88.0)
Acquisition of businesses, net of cash acquired	(6.3)	(984.1)
Purchases of other assets	(8.2)	(3.5)
Net cash provided by/(used in) investing activities	364.4	(538.6)
FINANCING ACTIVITIES
Net change in client fund obligations	487.7	680.5
Net proceeds from short-term borrowings	51.2	53.6
Proceeds from borrowings to fund acquisition	—	800.0
Dividends paid	(666.8)	(603.9)
Repurchases of common shares	(171.9)	(32.8)
Activity related to equity-based plans	20.0	23.4
Net cash (used in)/provided by financing activities	(279.8)	920.8
Net change in cash, cash equivalents, restricted cash and restricted cash equivalents	1,137.3	1,405.0
Cash, cash equivalents, restricted cash and restricted cash equivalents, beginning of period	935.2	2,300.5
Cash, cash equivalents, restricted cash and restricted cash equivalents, end of period	$2,072.5	$3,705.5

Reconciliation of cash, cash equivalents, restricted cash and restricted cash equivalents to the Consolidated Balance Sheets:
Cash and cash equivalents	$780.0	$696.4
Restricted cash	66.4	134.4
Restricted cash and restricted cash equivalents included in funds held for clients	1,226.1	2,874.7
Total cash, cash equivalents, restricted cash and restricted cash equivalents	$2,072.5	$3,705.5

© 2020 Paychex, Inc.